Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 25, 2025 with respect to the financial statements of AlphaTON Capital Corp for the year ended March 31, 2025 included in the Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

CBIZ CPAs P.C.

New York, New York

November 6, 2025